UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2020

THE GEO GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Florida	1-14260	65-0043078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4955 Technology Way, Boca Raton, Florida	33431
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (561) 893-0101

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 Par Value	GEO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934(§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2020 (the “Effective Date”), The GEO Group, Inc. (“GEO” or the “Company”) and George C. Zoley, the Company’s Chairman and Chief Executive Officer, entered into the Amended and Restated Executive Retirement Agreement (the “Agreement”). The Agreement amends and replaces Mr. Zoley’s prior Amended and Restated Executive Retirement Agreement dated August 22, 2012 (the “Prior Retirement Agreement”). The Company’s Compensation Committee (the “Committee”) approved the Agreement.

The Committee and Mr. Zoley previously held discussions regarding their mutual desire to further align Mr. Zoley’s goals and performance with the Company’s performance while also retaining Mr. Zoley’s service as Chief Executive Officer and incentivizing Mr. Zoley’s future performance. The Prior Retirement Agreement provided that upon the later of (i) the date Mr. Zoley actually retires from employment with GEO, or (ii) his 55th birthday, GEO will make a lump sum payment to Mr. Zoley. Mr. Zoley has reached the age of 55 and is fully vested in the retirement payment. As of February 26, 2020, GEO would have had to pay Mr. Zoley a retirement payment of approximately $8.9 million pursuant to the Prior Retirement Agreement had he retired as of that date.

The Agreement provides that upon Mr. Zoley’s retirement from the Company, the Company will pay a lump sum amount currently equal to $8,925,065 (the “Grandfathered Payment”) which will be paid in the form of the Company’s common stock. The Grandfathered Payment will be delayed for six months and a day following the effective date of Mr. Zoley’s termination of employment (“Six Month Delay”) in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

Beginning on the Effective Date, an amount equal to the Grandfathered Payment shall be deemed to be invested in the Company’s common stock (“GEO Shares”). The number of GEO Shares as of the Effective Date shall be equal to the Grandfathered Payment divided by the closing price of the Company’s common stock on the Effective Date (rounded up to the nearest whole number of shares). Additional shares of GEO common stock will be credited with a value equal to any dividends declared and paid on the GEO Shares, calculated by reference to the closing price of the Company’s common stock on the payment date for such dividends (rounded up to the nearest whole number of shares).

The Company shall establish one or more trusts for the purpose of paying the retirement benefit pursuant to the Agreement. The Company shall contribute an amount equal to the Grandfathered Payment (in cash or property) to a trust (“Grandfathered Trust”) within ninety days following the Effective Date. To the extent necessary for tax or financial accounting purposes, the Company may establish additional trusts (“Additional Trusts”) to hold any earnings or dividends earned with respect to the investments in the Grandfathered Trust or any Additional Trust. The Grandfathered Trust and any Additional Trusts shall be revocable “rabbi trust” and the assets of the Grandfathered Trust and any Additional Trusts shall be subject to the claims of the Company’s creditors in the event of the Company’s insolvency.

GEO intends to repurchase shares of its currently outstanding common stock under its stock buyback program and contribute such shares to the Grandfathered Trust and any Additional Trusts in order to fund the retirement benefit under the Agreement.

The Agreement includes a two year non-compete clause from the date of Mr. Zoley’s termination of employment.

The foregoing description of Mr. Zoley’s Amended and Restated Executive Retirement Agreement, dated February 26, 2020, is qualified in its entirety by reference to the full text of the Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Section 9 Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Executive Retirement Agreement, dated February 26, 2020, by and between The GEO Group, Inc. and George C. Zoley.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GEO GROUP, INC.

February 28, 2020	By:	/s/ Brian R. Evans
Date		Brian R. Evans
Senior Vice President and Chief Financial Officer
(Principal Financial Officer)

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